EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-118254) of Amgen, Inc. of our report dated June 15, 2005, with respect to the statements of net assets available for benefits of the Amgen Salary Savings Plan as of December 31, 2004 and 2003, the related statement of changes in net assets available for benefits for the year ended December 31, 2004, and the related supplemental Schedule H, line 4j-schedule reportable transactions for the year ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of the Amgen Salary Savings Plan..

/s/ MOHLER, NIXON & WILLIAMS,
    ACCOUNTANCY CORPORATION

Campbell, California
June 27, 2005